SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                 SCHEDULE 13G

                   Under the Securities Exchange Act of 1934
                               (Amendment No. 1)*


                          Orion Network Systems, Inc.
             -----------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
             -----------------------------------------------------
                         (Title of Class of Securities)

                                   68628K104
             -----------------------------------------------------
                                 (CUSIP Number)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                  SCHEDULE 13G
CUSIP No.  68628K104                                               Page 2 of 17

--------------------------------------------------------------------------------
   1   NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       Fleet Ventures Resources, Inc.
       TIN#: 05-0315508
--------------------------------------------------------------------------------
   2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)  [ ]
                                                                        (b)  [X]
--------------------------------------------------------------------------------
   3   SEC USE ONLY


--------------------------------------------------------------------------------
   4   CITIZENSHIP OR PLACE OF ORGANIZATION

       Rhode Island
--------------------------------------------------------------------------------
                  5    SOLE VOTING POWER

    NUMBER OF          None.
      SHARES      --------------------------------------------------------------
   BENEFICIALLY   6    SHARED VOTING POWER
     OWNED BY
       EACH            420,881
    REPORTING     --------------------------------------------------------------
      PERSON      7    SOLE DISPOSITIVE POWER
       WITH
                       None.
                  --------------------------------------------------------------
                  8    SHARED DISPOSITIVE POWER

                       420,881
--------------------------------------------------------------------------------
   9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       420,881
--------------------------------------------------------------------------------
  10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


--------------------------------------------------------------------------------
  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

       3.6%
--------------------------------------------------------------------------------
  12   TYPE OF REPORTING PERSON*

       CO
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT

                                  SCHEDULE 13G
CUSIP No. 68628K104                                                Page 3 of 17

--------------------------------------------------------------------------------
   1   NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       Fleet Equity Partners VI, L.P.
       TIN#: 05-0481063
--------------------------------------------------------------------------------
   2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)  [ ]
                                                                        (b)  [X]
--------------------------------------------------------------------------------
   3   SEC USE ONLY


--------------------------------------------------------------------------------
   4   CITIZENSHIP OR PLACE OF ORGANIZATION

       Delaware
--------------------------------------------------------------------------------
                  5    SOLE VOTING POWER

    NUMBER OF          None.
      SHARES      --------------------------------------------------------------
   BENEFICIALLY   6    SHARED VOTING POWER
     OWNED BY
       EACH            180,391
    REPORTING     --------------------------------------------------------------
      PERSON      7    SOLE DISPOSITIVE POWER
       WITH
                       None.
                  --------------------------------------------------------------
                  8    SHARED DISPOSITIVE POWER

                       180,391
--------------------------------------------------------------------------------
   9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       180,391
--------------------------------------------------------------------------------
  10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


--------------------------------------------------------------------------------
  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

       1.5%
--------------------------------------------------------------------------------
  12   TYPE OF REPORTING PERSON*

       PN
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT

                                  SCHEDULE 13G
CUSIP No. 68628K104                                               Page 4 of 17

--------------------------------------------------------------------------------
   1   NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       Fleet Growth Resources II, Inc.
       TIN#: 05-0481064
--------------------------------------------------------------------------------
   2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)  [ ]
                                                                        (b)  [X]
--------------------------------------------------------------------------------
   3   SEC USE ONLY


--------------------------------------------------------------------------------
   4   CITIZENSHIP OR PLACE OF ORGANIZATION

       Delaware
--------------------------------------------------------------------------------
                  5    SOLE VOTING POWER

    NUMBER OF          None.
      SHARES      --------------------------------------------------------------
   BENEFICIALLY   6    SHARED VOTING POWER
     OWNED BY
       EACH            180,391
    REPORTING     --------------------------------------------------------------
      PERSON      7    SOLE DISPOSITIVE POWER
       WITH
                       None.
                  --------------------------------------------------------------
                  8    SHARED DISPOSITIVE POWER

                       180,391
--------------------------------------------------------------------------------
   9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       180,391
--------------------------------------------------------------------------------
  10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


--------------------------------------------------------------------------------
  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

       1.5%
--------------------------------------------------------------------------------
  12   TYPE OF REPORTING PERSON*

       CO
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT

                                  SCHEDULE 13G
CUSIP No. 68628K104                                               Page 5 of 17

--------------------------------------------------------------------------------
   1   NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       Fleet Growth Resources, Inc.
       TIN#: 05-0401134
--------------------------------------------------------------------------------
   2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)  [ ]
                                                                        (b)  [X]
--------------------------------------------------------------------------------
   3   SEC USE ONLY


--------------------------------------------------------------------------------
   4   CITIZENSHIP OR PLACE OF ORGANIZATION

       Rhode Island
--------------------------------------------------------------------------------
                  5    SOLE VOTING POWER

    NUMBER OF          None.
      SHARES      --------------------------------------------------------------
   BENEFICIALLY   6    SHARED VOTING POWER
     OWNED BY
       EACH            180,391
    REPORTING     --------------------------------------------------------------
      PERSON      7    SOLE DISPOSITIVE POWER
       WITH
                       None.
                  --------------------------------------------------------------
                  8    SHARED DISPOSITIVE POWER

                       180,391
--------------------------------------------------------------------------------
   9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       180,391
--------------------------------------------------------------------------------
  10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


--------------------------------------------------------------------------------
  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

       1.5%
--------------------------------------------------------------------------------
  12   TYPE OF REPORTING PERSON*

       CO
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT

                                  SCHEDULE 13G
CUSIP No. 68628K104                                               Page 6 of 17

--------------------------------------------------------------------------------
   1   NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       Silverado IV Corp.
       TIN#: 05-0481110
--------------------------------------------------------------------------------
   2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)  [ ]
                                                                        (b)  [X]
--------------------------------------------------------------------------------
   3   SEC USE ONLY


--------------------------------------------------------------------------------
   4   CITIZENSHIP OR PLACE OF ORGANIZATION

       Delaware
--------------------------------------------------------------------------------
                  5    SOLE VOTING POWER

    NUMBER OF          None.
      SHARES      --------------------------------------------------------------
   BENEFICIALLY   6    SHARED VOTING POWER
     OWNED BY
       EACH            180,391
    REPORTING     --------------------------------------------------------------
      PERSON      7    SOLE DISPOSITIVE POWER
       WITH
                       None.
                  --------------------------------------------------------------
                  8    SHARED DISPOSITIVE POWER

                       180,391
--------------------------------------------------------------------------------
   9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       180,391
--------------------------------------------------------------------------------
  10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


--------------------------------------------------------------------------------
  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

       1.5%
--------------------------------------------------------------------------------
  12   TYPE OF REPORTING PERSON*

       CO
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT

                                  SCHEDULE 13G
CUSIP No. 68628K104                                               Page 7 of 17

--------------------------------------------------------------------------------
   1   NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       Fleet Private Equity Co., Inc.
       TIN#: 05-0471718
--------------------------------------------------------------------------------
   2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)  [ ]
                                                                        (b)  [X]
--------------------------------------------------------------------------------
   3   SEC USE ONLY


--------------------------------------------------------------------------------
   4   CITIZENSHIP OR PLACE OF ORGANIZATION

       Rhode Island
--------------------------------------------------------------------------------
                  5    SOLE VOTING POWER

    NUMBER OF          None.
      SHARES      --------------------------------------------------------------
   BENEFICIALLY   6    SHARED VOTING POWER
     OWNED BY
       EACH            601,272
    REPORTING     --------------------------------------------------------------
      PERSON      7    SOLE DISPOSITIVE POWER
       WITH
                       None.
                  --------------------------------------------------------------
                  8    SHARED DISPOSITIVE POWER

                       601,272
--------------------------------------------------------------------------------
   9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       601,272
--------------------------------------------------------------------------------
  10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


--------------------------------------------------------------------------------
  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

       5.1%
--------------------------------------------------------------------------------
  12   TYPE OF REPORTING PERSON*

       CO
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT

                                  SCHEDULE 13G
CUSIP No. 68628K104                                               Page 8 of 17

--------------------------------------------------------------------------------
   1   NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       Chisholm Partners II, L.P.
       TIN#: 05-0474058
--------------------------------------------------------------------------------
   2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)  [ ]
                                                                        (b)  [X]
--------------------------------------------------------------------------------
   3   SEC USE ONLY


--------------------------------------------------------------------------------
   4   CITIZENSHIP OR PLACE OF ORGANIZATION

       Delaware
--------------------------------------------------------------------------------
                  5    SOLE VOTING POWER

    NUMBER OF          None.
      SHARES      --------------------------------------------------------------
   BENEFICIALLY   6    SHARED VOTING POWER
     OWNED BY
       EACH            142,156
    REPORTING     --------------------------------------------------------------
      PERSON      7    SOLE DISPOSITIVE POWER
       WITH
                       None.
                  --------------------------------------------------------------
                  8    SHARED DISPOSITIVE POWER

                       142,156
--------------------------------------------------------------------------------
   9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       142,156
--------------------------------------------------------------------------------
  10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


--------------------------------------------------------------------------------
  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

       1.2%
--------------------------------------------------------------------------------
  12   TYPE OF REPORTING PERSON*

       PN
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT

                                  SCHEDULE 13G
CUSIP No. 68628K104                                               Page 9 of 17

--------------------------------------------------------------------------------
   1   NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       Silverado II Corp.
       TIN#: 05-0474043
--------------------------------------------------------------------------------
   2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)  [ ]
                                                                        (b)  [X]
--------------------------------------------------------------------------------
   3   SEC USE ONLY


--------------------------------------------------------------------------------
   4   CITIZENSHIP OR PLACE OF ORGANIZATION

       Delaware
--------------------------------------------------------------------------------
                  5    SOLE VOTING POWER

    NUMBER OF          None.
      SHARES      --------------------------------------------------------------
   BENEFICIALLY   6    SHARED VOTING POWER
     OWNED BY
       EACH            142,156
    REPORTING     --------------------------------------------------------------
      PERSON      7    SOLE DISPOSITIVE POWER
       WITH
                       None.
                  --------------------------------------------------------------
                  8    SHARED DISPOSITIVE POWER

                       142,156
--------------------------------------------------------------------------------
   9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       142,156
--------------------------------------------------------------------------------
  10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


--------------------------------------------------------------------------------
  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

       1.2%
--------------------------------------------------------------------------------
  12   TYPE OF REPORTING PERSON*

       CO
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT

                                  SCHEDULE 13G
CUSIP No. 68628K104                                               Page 10 of 17

--------------------------------------------------------------------------------
   1   NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       Silverado II, L.P.
       TIN#: 05-0474036
--------------------------------------------------------------------------------
   2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)  [ ]
                                                                        (b)  [X]
--------------------------------------------------------------------------------
   3   SEC USE ONLY


--------------------------------------------------------------------------------
   4   CITIZENSHIP OR PLACE OF ORGANIZATION

       Delaware
--------------------------------------------------------------------------------
                  5    SOLE VOTING POWER

    NUMBER OF          None.
      SHARES      --------------------------------------------------------------
   BENEFICIALLY   6    SHARED VOTING POWER
     OWNED BY
       EACH            142,156
    REPORTING     --------------------------------------------------------------
      PERSON      7    SOLE DISPOSITIVE POWER
       WITH
                       None.
                  --------------------------------------------------------------
                  8    SHARED DISPOSITIVE POWER

                       142,156
--------------------------------------------------------------------------------
   9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       142,156
--------------------------------------------------------------------------------
  10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


--------------------------------------------------------------------------------
  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

       1.2%
--------------------------------------------------------------------------------
  12   TYPE OF REPORTING PERSON*

       PN
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT

                                  SCHEDULE 13G
CUSIP No. 68628K104                                               Page 11 of 17

--------------------------------------------------------------------------------
   1   NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       Fleet Financial Group, Inc.
--------------------------------------------------------------------------------
   2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)  [ ]
                                                                        (b)  [X]
--------------------------------------------------------------------------------
   3   SEC USE ONLY


--------------------------------------------------------------------------------
   4   CITIZENSHIP OR PLACE OF ORGANIZATION

       Rhode Island
--------------------------------------------------------------------------------
                  5    SOLE VOTING POWER

    NUMBER OF          None.
      SHARES      --------------------------------------------------------------
   BENEFICIALLY   6    SHARED VOTING POWER
     OWNED BY
       EACH            605,272
    REPORTING     --------------------------------------------------------------
      PERSON      7    SOLE DISPOSITIVE POWER
       WITH
                       None.
                  --------------------------------------------------------------
                  8    SHARED DISPOSITIVE POWER

                       605,272
--------------------------------------------------------------------------------
   9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       605,272
--------------------------------------------------------------------------------
  10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


--------------------------------------------------------------------------------
  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

       5.2%
--------------------------------------------------------------------------------
  12   TYPE OF REPORTING PERSON*

       CO
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT

                                  SCHEDULE 13G
CUSIP No. 68628K104                                               Page 12 of 17

--------------------------------------------------------------------------------
   1   NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       Robert M. Van Degna
--------------------------------------------------------------------------------
   2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)  [ ]
                                                                        (b)  [X]
--------------------------------------------------------------------------------
   3   SEC USE ONLY


--------------------------------------------------------------------------------
   4   CITIZENSHIP OR PLACE OF ORGANIZATION

       Rhode Island
--------------------------------------------------------------------------------
                  5    SOLE VOTING POWER

    NUMBER OF          10,000
      SHARES      --------------------------------------------------------------
   BENEFICIALLY   6    SHARED VOTING POWER
     OWNED BY
       EACH            743,428
    REPORTING     --------------------------------------------------------------
      PERSON      7    SOLE DISPOSITIVE POWER
       WITH
                       10,000
                  --------------------------------------------------------------
                  8    SHARED DISPOSITIVE POWER

                       743,428
--------------------------------------------------------------------------------
   9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       10,000
--------------------------------------------------------------------------------
  10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                             [X]
--------------------------------------------------------------------------------
  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

       0.1%
--------------------------------------------------------------------------------
  12   TYPE OF REPORTING PERSON*

       IN
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT

                                  SCHEDULE 13G
CUSIP No. 68628K104                                               Page 13 of 17

Item 1a)   Name of Issuer:  Orion Network Systems, Inc.

Item 1b)   Address of Issuer's Principal Executive Offices:

                2440 Research Blvd., Suite 400
                Rockville, MD 20850

Item 2a)   Name of Person Filing: 1) Fleet Venture Resources, Inc.
                                   2) Fleet Equity Partners VI, L.P.
                                   3) Fleet Growth Resources II, Inc.
                                   4) Fleet Growth Resources, Inc.
                                   5) Silverado IV Corp.
                                   6) Fleet Private Equity Co., Inc.
                                   7) Chisholm Partners II, L.P.
                                   8) Silverado II Corp.
                                   9) Silverado II, L.P.
                                  10) Fleet Financial Group, Inc.
                                  11) Robert M. Van Degna

Item 2b)   Principal Business Office: For all entities cited in Item 2(a)
            except as noted:
                                      50 Kennedy Plaza
                                      Providence, RI 02903

                                  10) One Federal Street
                                      Boston, MA 02110

                                  11) Principal Residence of Robert M. Van Degna
                                      355 Kent Drive
                                      East Greenwich, RI 02818

Item 2c)   Citizenship: as cited in Item 2(a):

                                   1) RI Corporation
                                   2) DE Partnership
                                   3) DE Corporation
                                   4) RI Corporation
                                   5) DE Corporation
                                   6) RI Corporation
                                   7) DE Partnership
                                   8) DE Corporation
                                   9) DE Partnership
                                  10) RI Corporation
                                  11) United States citizen

Item 2d)   Class of Securities:  Common Stock

Item 2e)   CUSIP Number:  68628K104

                                  SCHEDULE 13G
CUSIP No. 68628K104                                               Page 14 of 17

Item 3)    Not Applicable

Item 4)    Ownership

     Fleet Venture Resources, Inc. owns of record 2,800 shares of Series A Preferred Stock and 933 shares of Series B Preferred Stock, which in aggregate are convertible into 420,881 shares of Common Stock. In addition, Fleet Venture Resources, Inc. owns 329,411 Contingent Common Stock Warrants which are exercisable only if the Series A Preferred Stock is not converted into shares of Common Stock, and 91,470 Contingent Common Stock Warrants which are exercisable only if the Series B Preferred Stock is not converted into shares of Common Stock.

     Fleet Equity Partners VI, L.P. owns of record 1,200 shares of Series A Preferred Stock and 400 shares of Series B Preferred Stock, which in aggregate are convertible into 180,391 shares of Common Stock. In addition, Fleet Equity Partners VI, L.P. owns 141,176 Contingent Common Stock Warrants which are exercisable only if the Series A Preferred Stock is not converted into shares of Common Stock, and 39,215 Contingent Common Stock Warrants which are exercisable only if the Series B Preferred stock is not converted into shares of Common Stock.

     Fleet Growth Resources II, Inc. is a General Partner of Fleet Equity Partners VI, L.P., and as such may be deemed to possess indirect beneficial ownership of the shares of Common Stock deemed beneficially held by Fleet Equity Partners VI, L.P.

     Fleet Growth Resources, Inc. owns all of the outstanding Common Stock of Fleet Growth Resources II, Inc. and as such may be deemed to possess indirect beneficial ownership of the shares of Common Stock deemed beneficially held by Fleet Equity Partners VI, L.P.

     Silverado IV Corp. is a General Partner of Fleet Equity Partners VI, L.P., and as such may be deemed to possess indirect beneficial ownership of the shares of Common Stock deemed beneficially held by Fleet Equity Partners VI, L.P.

     Fleet Private Equity Co., Inc. owns all of the outstanding Common Stock of Fleet Venture Resources, Inc. and Fleet Growth Resources, Inc., and as such may be deemed to possess indirect beneficial ownership of the shares of Common Stock deemed beneficially held by Fleet Venture Resources, Inc. and Fleet Equity Partners VI, L.P.

     Chisholm Partners II, L.P. owns of record 1,000 shares of Series A Preferred Stock which is convertible into 117,647 shares of Common Stock and
333.33 Options which are exercisable into 24,509 shares of Common Stock. In addition, Chisholm Parnters II, L.P. owns 117,647 Contingent Common Stock Warrants which are exercisable only if the Serise A Preferred Stock is not converted into shares of Common Stock.

     Silverado II Corp. is the General Partner of Silverado II, L.P. which is the General Partner of Chisholm Partners II, L.P., and as such may be deemed to possess indirect beneficial ownership of the shares of Common Stock deemed beneficially held by Chisholm Partners II, L.P.

     Silverado II, L.P. is the General Partner of Chisholm Partners II, L.P., and as such may be deemed to possess indirect beneficial ownership of the shares of Common Stock deemed beneficially held by Chisholm Partners II, L.P.

     Fleet Financial Group, Inc. owns all of the outstanding Common Stock of Fleet Private Equity Co., Inc., which owns all of the outstanding stock of Fleet Venture Resources, Inc. and Fleet Growth Resources, Inc., and by virtue of the relationships previously described, may thus be deemed to possess indirect beneficial ownership of the shares of Common Stock deemed beneficially held by Fleet Venture Resources, Inc. and Fleet Growth Resources, Inc. Fleet Financial Group, Inc. also owns all of the outstanding Common Stock of Fleet National Bank, which owns 4,000 shares of Orion Network Systems, Inc. Common Stock as trustee, and by virtue of such relationship may thus be deemed to possess indirect beneficial ownership of these shares owned by Fleet National Bank.

                                  SCHEDULE 13G
CUSIP No. 68628K104                                               Page 15 of 17

     Robert M. Van Degna owns of record 10,000 Non-Employee Director Stock Options which are currently exercisable into 10,000 shares of Common Stock. In addition, Robert M. Van Degna owns 10,000 Non-Employee Director Stock Options which are not exercisable until June 17, 1997. Mr. Van Degna also has shared investment and voting power with respect to the 743,428 Common Stock shares issuable to Fleet Venture Resources, Inc., Fleet Equity Partners VI, L.P. and Chisholm Partners II, L.P. upon the conversion of their Series A Preferred Stock, Series B Preferred Stock and options as previously described above. Mr. Van Degna disclaims beneficial ownership of the shares of Common Stock issuable to these entities, except for his limited partnership interest in Fleet Equity Partners VI, L.P. and in the general partner of Chisholm Partners II, L.P.

Item 5)   Not Applicable

Item 6)   Not Applicable

Item 7)   Not Applicable

Item 8)   See Exhibit A

Item 9)   Not Applicable

Item 10)  Not Applicable

                                  SCHEDULE 13G
CUSIP No. 68628K104                                               Page 16 of 17

                                   EXHIBIT A

Identification and Classification of Members of the Group:

                              Fleet Venture Resources, Inc.      CO
                              Fleet Equity Partners VI, L.P.     PN
                              Fleet Growth Resources II, Inc.    CO
                              Fleet Growth Resources, Inc.       CO
                              Silverado IV Corp.                 CO
                              Fleet Private Equity Co., Inc.     CO
                              Chisholm Partners II, L.P.         PN
                              Silverado II Corp.                 CO
                              Silverado II, L.P.                 PN
                              Fleet Financial Group, Inc.        CO
                              Robert M. Van Degna                IN

                                  SCHEDULE 13G
CUSIP No. 68628K104                                               Page 17 of 17

                                   SIGNATURES

     After reasonable inquiry and to the best of our knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.

February 13, 1997                       FLEET VENTURE RESOURCES, INC.

                                        /s/ Robert M. Van Degna
                                        ------------------------------
                                        By Robert M. Van Degna
                                        Its Chairman & CEO